Exhibit 21.1
List of Subsidiaries of CommerceHub, Inc.

Subsidiary	Jurisdiction of Formation	Name Doing Business As

Commerce Technologies, LLC	Delaware	CommerceHub

CommerceHub (UK) Ltd.	UK	—